Exhibit 10.1
CREDIT AGREEMENT
THIS CREDIT AGREEMENT (this “Agreement”) is entered into as of December 1, 2010, by and among AMERICAN REPROGRAPHICS COMPANY, a Delaware corporation (“Borrower”), each of its Subsidiaries from time to time party hereto as Subsidiary Guarantors, and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).
RECITALS
Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.
NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.1. DEFINED TERMS. Schedule 1, Defined Terms, is attached hereto and incorporated by this reference.
SECTION 1.2. INTERPRETATION. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (a) terms used in this Agreement include, as appropriate, all genders and the plural as well as the singular; (b) references to this Agreement include any and all Exhibits and Schedules hereto; (c) references to words such as “herein,” “hereof” and the like shall refer to this Agreement as a whole and not to any particular part or Section herein; (d) any defined term which relates to a document referenced in this Agreement shall include within its definition any amendments, modifications, renewals, restatements, extensions, supplements or substitutions in effect through the date of this Agreement but shall not include within its definition any renewals, restatements, extensions, supplements or substitutions after the date of this Agreement unless approved by Bank and Borrower in writing; (e) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation; (f) any defined term which relates to a Person shall include within its definition the successors and permitted assigns of such Person; (g) all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable); (h) all references herein to “fiscal year” and “fiscal quarter” refer to the fiscal year and fiscal quarter, respectively, of Borrower; (i) the words “include” and “including” are not limiting and, unless the context otherwise clearly requires, the word “or” is not exclusive. This Agreement and the other Loan Documents are the result of negotiations among, and have been reviewed by counsel to, the Loan Parties and Bank and are the products of all parties. Accordingly, they shall not be construed against Bank merely because of the involvement of Bank any or all of the preceding Persons in their preparation.
SECTION 1.3. CERTAIN CALCULATIONS. For all purposes of this Agreement, during any period during which an acquisition or Disposition has occurred (each a “Subject Transaction”),Consolidated Leverage Ratio, Consolidated Senior Secured Debt Leverage Ratio and the Consolidated Interest Coverage Ratio shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a Subject Transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Securities and Exchange Commission, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of Borrower and shall in each instance be agreed upon between Borrower and Bank in their reasonable discretion) using the historical financial statements of any business so acquired or to be acquired or sold or to be sold.

ARTICLE II
CREDIT TERMS
SECTION 2.1. LINE OF CREDIT.
(a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including the Maturity Date, not to exceed at any time the aggregate principal amount of Fifty Million Dollars ($50,000,000) (“Line of Credit”), the proceeds of which shall be used to refinance certain outstanding indebtedness as approved by Bank and for working capital and general corporate purposes. Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of the date hereof (“Line of Credit Note”) substantially in the form of Exhibit A hereto, all terms of which are incorporated herein by this reference.
(b) Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue commercial or standby letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, “Letters of Credit”); provided however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Twenty Million Dollars ($20,000,000). The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion. Each Letter of Credit shall expire on a date (the “L/C Expiration Date”) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the Default Rate. In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing.
(c) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit (the “Loans”) shall not at any time exceed the maximum principal amount available thereunder, as set forth above. The outstanding principal balance of all Loans, and all accrued and unpaid interest thereon, shall be due and payable in full on the Maturity Date. Borrower may terminate the Line of Credit in whole, or reduce the maximum amount of the Line of Credit in part in an amount not less than $5,000,000 in principal amount and incremental multiples of $1,000,000 in excess thereof (or in such other amount as agreed by Bank), any time prior to the Maturity Date upon not less than thirty (30) days prior written notice to the Bank. Each such notice shall specify the date and amount of such prepayment and be irrevocable. On such date of termination or reduction, Borrower shall pay to Bank the principal outstanding amount of any Loans in excess of the Line of Credit after giving effect to such termination or reduction, together with all accrued and unpaid interest thereon, any accrued and unpaid unused line fees and any amounts owing under Section 2.2(i). In no event shall any partial reduction in the Line of Credit result in the Letter of Credit Subfeature being in excess of the Line of Credit, and Borrower agrees to cash collateralize outstanding Letters of Credit in an amount equal to 105% of the L/C Outstanding Amount in excess of the maximum amount of the remaining Letter of Credit Subfeature after giving effect to any reduction thereof.

SECTION 2.2. INTEREST/FEES.
(a) Interest.
(i) The outstanding principal balance of each Loan shall bear interest, and the amount of each drawing paid under any Letter of Credit shall bear interest from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the Applicable Rate. So long as no Event of Default exists or would result from any credit extension hereunder, Borrower may select, subject to Section 2.2(a)(iii), whether any advance under the Line of Credit will bear interest by reference to Daily One Month LIBOR or to a Fixed Rate Term, and the length of the applicable Fixed Rate Term as set forth below.
(ii) At any time any Obligation bears interest determined in relation to LIBOR for a Fixed Rate Term, it may be continued by Borrower at the end of the Fixed Rate Term applicable thereto so that all or a portion thereof bears interest determined in relation to the Daily One Month LIBOR Rate or to LIBOR for a new Fixed Rate Term designated by Borrower. At any time any portion of this Note bears interest determined in relation to the Daily One Month LIBOR Rate, Borrower may at any time convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a Fixed Rate Term designated by Borrower. At such time as Borrower requests an advance hereunder or wishes to select an interest rate determined in relation to the Daily One Month LIBOR Rate or a Fixed Rate Term for all or a portion of the outstanding principal balance hereof, and at the end of each Fixed Rate Term, Borrower shall give Bank notice specifying: (A) the interest rate option selected by Borrower; (B) the principal amount subject thereto; and (C) for each LIBOR selection for a Fixed Rate Term, the length of the applicable Fixed Rate Term. Any such notice may be given by telephone (or such other electronic method as Bank may permit) so long as, with respect to each LIBOR selection for a Fixed Rate Term, (1) if requested by Bank, Borrower provides to Bank written confirmation thereof not later than three (3) Business Days after such notice is given, and (2) such notice is given to Bank prior to 10:00 a.m. on the first day of the Fixed Rate Term, or at a later time during any Business Day if Bank, at its sole option but without obligation to do so, accepts Borrower’s notice and quotes a fixed rate to Borrower. If Borrower does not immediately accept a fixed rate when quoted by Bank, the quoted rate shall expire and any subsequent LIBOR request from Borrower shall be subject to a redetermination by Bank of the applicable fixed rate. If no specific designation of interest is made at the time any advance is requested hereunder or at the end of any Fixed Rate Term, Borrower shall be deemed to have made a Daily One Month LIBOR Rate interest selection for such advance or the principal amount to which such Fixed Rate Term applied.
(iii) At no time shall there be more than ten (10) Fixed Rate Terms in effect at any time.

(b) Unused Commitment Fee. Borrower shall pay to Bank a fee on the average daily unused amount of the Line of Credit at the Applicable Rate, which fee shall be calculated quarterly in arrears by Bank and shall be due and payable by Borrower in arrears within ten (10) Business Days after each billing is sent by Bank.
(c) Letter of Credit Fees. Borrower shall pay to Bank:
(i) fees upon the issuance of each Commercial Letter of Credit, determined in accordance with Bank’s standard fees and charges then in effect;
(ii) upon the payment or negotiation of each drawing under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including the transfer, amendment or cancellation of any Letter of Credit), determined in accordance with Bank’s standard fees and charges then in effect for such activity; and
(iii) for each Standby Letter of Credit a fee equal to the per annum Applicable Rate for Standby Letters of Credit multiplied by the daily amount available to be drawn under such Standby Letter of Credit. Such fees shall be: (A) computed on a quarterly basis in arrears; and (B) due and payable on the last Business Day of each March, June, September and December (in each case for the calendar quarter then ending), commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, then the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate per day separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all such fees shall accrue at the Default Rate unless waived by Bank in writing.
(d) Computation and Payment. Interest and fees shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.
(e) Default Rate. From and after the Maturity Date, or at Bank’s option upon the occurrence and during the continuance of an Event of Default, all outstanding Obligations shall bear interest at the Default Rate. Accrued and unpaid interest at the Default Rate shall be due and payable upon demand.
(f) Interest Payments. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof both before and after judgment, and both before and after the commencement of any proceeding under any Bankruptcy Law.

(g) Taxes and Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.
(h) Inability to Determine LIBOR. If Bank determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBOR of any Fixed Rate Term, or it is unlawful for Bank to make or maintain credit extensions with reference to LIBOR, or LIBOR for any Fixed Rate Term will not adequately and fairly reflect the cost to Bank of making or maintaining any Loan accruing interest at such rate as a consequence of a change of Laws or otherwise, Bank shall give notice thereof to Borrower and Bank and Borrower shall negotiate in good faith to find a substitute rate or interest.
(i) Breakage Costs. In the event of (i) the payment of any principal of any Fixed Rate Term Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment, (ii) the conversion of any Fixed Rate Term Loan other than on the last day of the Interest Period applicable thereto, or (iii) the failure to borrow, convert, continue or prepay any Fixed Rate Term Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate Bank for the loss and reasonable cost and expense attributable to such event. A certificate of Bank setting forth in reasonable detail the calculation of any amount or amounts that Bank is entitled to receive pursuant to this Section shall be delivered to Borrower. Borrower shall pay Bank the amount shown as due on any such certificate within thirty (30) days after receipt thereof.
SECTION 2.3. COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all principal, interest and fees due under each credit subject hereto by charging deposit account number 4038174405 with Bank, or any other deposit account maintained by any Loan Party with Bank, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

SECTION 2.4. COLLATERAL.
(a) As security for all indebtedness and other Obligations of Borrower to Bank hereunder or under any of the Loan Documents, Borrower hereby grants to Bank security interests of first priority in all Collateral in which Borrower has any right, title or interest, whether now existing or hereafter arising, acquired or created. In addition, each Subsidiary Guarantor party hereto hereby grants to Bank, and Borrower shall cause each additional Subsidiary Guarantor to grant to Bank, as security for all Obligations, security interests of first priority in all Collateral in which such Subsidiary Guarantor has any right, title or interest, whether now existing or hereafter arising, acquired or created. All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds or mortgages, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall pay to Bank immediately upon demand the full amount of all charges, costs and expenses (to include reasonable fees paid to third parties), expended or incurred by Bank in connection with any of the foregoing security, including filing and recording fees and costs of appraisals, audits and title insurance.
(b) Unless and until requested by Bank in its sole discretion, none of the Owned Real Estate and none of Borrower’s or any Loan Party’s interest in any of the Material Leased Real Estate shall be required to be subject to a Lien in favor of Bank as Collateral security for the Obligations. The leasehold interest of Borrower or any other Loan Party in any real property, other than (if requested) with respect to any of the Material Leased Real Estate, shall not be required to be subject to a Lien in favor of Bank as Collateral security for the Obligations.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.
SECTION 3.1. LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a Material Adverse Effect. Each Subsidiary of Borrower is a corporation, partnership or limited liability company duly organized and existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, and is qualified or licensed to do business (and is in good standing as a foreign corporation, partnership or limited liability company, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a Material Adverse Effect. Schedule 3.1 correctly identifies the jurisdiction of organization of each of Borrower and each of its Subsidiaries as of the date hereof.
SECTION 3.2. AUTHORIZATION AND VALIDITY. This Agreement and each Loan Document have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof and thereof will constitute legal, valid and binding agreements and obligations of Borrower and each Subsidiary Guarantor party thereto, or the party which executes the same, enforceable in accordance with their respective terms, except, as to enforceability, as may be limited by Bankruptcy Laws and the availability of equitable remedies.
SECTION 3.3. NO VIOLATION. The execution, delivery and performance by Borrower and each Subsidiary Guarantor of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of such Person’s Organizational Documents, or result in any breach of or default under any material contract, obligation, indenture or other instrument to which Borrower or any Subsidiary Guarantor is a party or by which Borrower or any Subsidiary Guarantor may be bound.

SECTION 3.4. LITIGATION. There are no pending, or to Borrower’s or any Subsidiary Guarantor’s actual knowledge after due inquiry (based upon the litigation search reports by CT Corporation dated November 19, November 22 and November 23, 2010, respectively, attached as Schedule 3.4A) threatened, actions, claims, investigations, suits or proceedings by or before any Governmental Authority, arbitrator, court or administrative agency which could have a Material Adverse Effect other than those disclosed to Bank on Schedule 3.4 hereto.
SECTION 3.5. CORRECTNESS OF FINANCIAL STATEMENTS. The annual consolidated and consolidating financial statements of Borrower dated December 31, 2009, and all interim financial statements delivered to Bank since such date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly the financial condition of Borrower and each Subsidiary, (b) disclose all liabilities of Borrower and each Subsidiary that are required to be reflected or reserved against under GAAP, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with GAAP consistently applied. Since the December 31, 2009, there has been no Material Adverse Effect except as disclosed to Bank on Schedule 3.5 hereto, nor has Borrower or any Subsidiary mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted hereunder.
SECTION 3.6. INCOME TAX RETURNS. Neither Borrower nor any Subsidiary Guarantor has any knowledge of any pending material assessments or adjustments of its income tax payable with respect to any year.
SECTION 3.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower or any Subsidiary Guarantor is a party or by which Borrower or any Subsidiary Guarantor may be bound that requires the subordination in right of payment of any of Borrower’s or any Subsidiary Guarantor’s obligations subject to this Agreement to any other obligation of Borrower or any Subsidiary Guarantor.
SECTION 3.8. PERMITS, FRANCHISES. Borrower and each of its Subsidiaries possesses, and will hereafter possess, all material permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance in all material respects with applicable law.
SECTION 3.9. ERISA. Borrower and each Subsidiary are in compliance in all material respects with all applicable provisions of ERISA; Borrower has not, and none of its Subsidiaries has, violated any provision of any Plan maintained or contributed to by Borrower or such Subsidiary; no Reportable Event (as defined in ERISA) has occurred and is continuing with respect to any Plan initiated by Borrower or any Subsidiary; Borrower and each of its Subsidiaries has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.
SECTION 3.10. OTHER OBLIGATIONS. Neither Borrower nor any of its Subsidiaries is in default on any material obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.11. ENVIRONMENTAL MATTERS. Except as set forth on Schedule 3.11 hereto, each of Borrower and each of its Subsidiaries is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect such Person’s operations and/or properties, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower or any of its Subsidiaries is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. None of Borrower or any of its Subsidiaries has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.
SECTION 3.12. SUBSIDIARIES. Neither Borrower nor any Subsidiary owns any Equity Interest, directly or indirectly, in any Person other than the Persons set forth on Schedule 3.12 hereto, which accurately and completely reflects the capital and ownership of such Person.
SECTION 3.13. TRUTH, ACCURACY OF INFORMATION. To the best of each Loan Party’s knowledge, no statement of financial or other information furnished by Borrower or any other Loan Party to Bank in connection with this Agreement or any of the other Loan Documents contains any untrue statement of material fact or omits a material fact necessary to make the statement not misleading in light of all of the circumstances existing on the date the statement was made, including such circumstances or other factual information previously furnished by Borrower or any other Loan Party to Bank. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made, it being recognized by Bank that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Borrower or any other Loan Party (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Bank for use in connection with the transactions contemplated hereby.
SECTION 3.14. FICTITIOUS NAMES. The only fictitious names used by Borrower or any other Loan Party are set forth on Schedule 3.14 hereto.
SECTION 3.15. MUTUAL BENEFIT. The funds that have been and are to be borrowed from Bank by Borrower have been and are to be contemporaneously paid to or used for the benefit of each Loan Party. It is the position, intent and expectation of the parties that each of Borrower and each other Loan Party has derived and will continue to derive significant, substantial and direct benefits from the accommodations that have been made by Bank under the Loan Documents and that each of Borrower and each other Loan Party has received at least “reasonably equivalent value” (as such phrase is used in Section 548 of the Bankruptcy Code) and more than sufficient consideration to support the indebtedness, obligations, liens and security interests created under the Loan Documents and all repayments or other transfers made or to be made to Bank. To the extent, if any, that funds are transferred by any of Borrower or any Loan Party to Borrower or any other Loan Party, as the case may be, which such recipient intends to be used to repay Bank, it is the position, intent and expectation of the parties that: (a) such funds shall in fact be used to contemporaneously repay Bank; (b) to the maximum extent permitted by law, these transfers constitute contemporaneous exchanges for value given to the transferor and, therefore, shall qualify for the protection and benefits of Section 547(c) of the Bankruptcy Code; and (c) in any event, Bank, as the immediate transferee of such funds, shall take them in “good faith” and without “knowledge of the voidability of the transfer” as between Borrower and such other Loan Party or as between Subsidiary Guarantors, as the case may be, if any, as those phrases are used in Section 550(b) of the Bankruptcy Code.

To the extent that any payment or collateral proceeds received by Bank is subsequently avoided or otherwise required to be paid over to any other person or entity, then the obligation or indebtedness which had been paid, reduced or satisfied by such payment or receipt of collateral proceeds shall be reinstated and continued in full force and effect as of the date such initial payment, reduction or satisfaction occurred.
SECTION 3.16. SOLVENCY. Borrower and each other Loan Party, taken individually, is solvent, able to pay its debts generally as such debts mature, and has capital sufficient to carry on its businesses and all businesses in which it is about to engage. The saleable value of Borrower’s and each other Loan Party’s total assets at a fair valuation, and at a present fair saleable value, is great than the amount of Borrower’s or such other Loan Party’s total obligations. None of Borrower or any other Loan Party will be rendered insolvent by the execution or delivery of this Agreement or of any of the other Loan Documents or by the transactions contemplated hereunder or thereunder.
SECTION 3.17. MARGIN STOCK. Neither Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to Borrower will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board.
SECTION 3.18. ANTI-TERRORISM LAWS.
(a) No Loan Party, and to such Loan Party’s knowledge none of their respective Affiliates, is in violation of, and shall not violate, any Laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “USA PATRIOT Act”);
(b) No Loan Party and, to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with any extension of credit hereunder is any of the following: (i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) a person that commits, threatens or conspires to commit or supports terrorism as defined in the Executive Order; or (v) a person that is named as a specially designated national and blocked person on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c) No Loan Party and, to the knowledge of the Loan Parties, no broker or other agent of any Loan Party acting in any capacity in connection with any credit extension hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iv) is in violation of, and shall not violate, any of the county or list based economic and trade sanctions administered and enforced by OFAC as published from time to time.
SECTION 3.19 REAL PROPERTY. As of the Closing Date, Schedule 3.19 contains a true, accurate and complete list of (a) all Owned Real Estate and (b) all Material Leased Real Estate. Except as disclosed on Schedule 3.19, none of the Owned Real Estate is subject to any leases, subleases or assignments of leases. The lease (or sublease) for each Material Leased Real Estate listed in Schedule 3.19 is, to Borrower’s knowledge, in full force and effect and Borrower does not have knowledge of any material default that has occurred and is continuing thereunder.
ARTICLE IV
CONDITIONS
SECTION 4.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction of all of the following conditions:
(a) Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be reasonably satisfactory to Bank’s counsel.
(b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:
(i) This Agreement, the Line of Credit Note, the Security Agreements and the other Security Documents, and the Loan Documents.
(ii) Authorizing resolutions and incumbency certificates from or on behalf of Borrower and each other Loan Party certified as of the date hereof by the Secretary or Assistant Secretary of Borrower or such other Loan Party, as applicable.
(iv) A true and correct copy of Borrower’s and each other Loan Party’s Organizational Documents, certified as of a recent date by the Secretary of State of such Person’s jurisdiction of incorporation, organization or formation, as applicable, and certified as of the date hereof to be a true and correct copy thereof by a Secretary or Assistant Secretary of Borrower or such other Loan Party, as applicable.

(v) A good standing and/or tax good standing certificate for Borrower and each other Loan Party from each such Person’s jurisdiction of organization and each other jurisdiction reasonably requested by Bank as of a recent date, and, if requested by Bank, a bring-down certificate by facsimile dated on or about the Closing Date.
(vi) All security agreements, pledge agreements, guaranties, UCC-1 financing statements, UCC amendments and other documentation from Borrower, each other Loan Party and each other Person required by Bank for the creation, perfection and preservation of the personal property security interests described in Section 2.4 hereof or in any Security Document, including, if requested by Bank, the original stock certificates of each other Loan Party and current UCC searches covering Borrower and each other Loan Party from such jurisdictions as Bank shall require.
(vii) A legal opinion from counsel to Borrower and the other Loan Parties in form and substance satisfactory to Bank.
(viii) Such other documents as Bank may require under any other Section of this Agreement.
(c) Financial Condition. There shall have been no material adverse change, as reasonably determined by Bank, in the financial condition or business of Borrower, any other Loan Party, nor any material decline, as reasonably determined by Bank, in the market value of any Collateral required hereunder.
(d) Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower’s and each other Loan Party’s property, in form, substance, amounts, covering risks and issued by companies reasonably satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank.
(e) Note Issuance. Bank shall have received evidence satisfactory to it that the Borrower has closed, or is in a position immediately to close, its offering of senior unsecured notes maturing in 2016 (the “Note Offering”).
(f) Existing Credit Facilities. Bank shall have received a copy of a payoff letter and release and extinguishment of rights executed by the Existing Agent (as defined below) and such other evidence satisfactory to it that all obligations owing under the Credit and Guaranty Agreement dated as of December 6, 2007 (as amended from time to time, the “Existing Credit Agreement”) among American Reprographics Company, L.L.C., as Borrower, Borrower and certain other subsidiaries thereof as Guarantors, JPMorgan Chase Bank, N.A., as Administrative Agent (the "Existing Agent”), and the Persons party thereto as “Lenders”, shall have been (or upon application of the proceeds of the Note Offering or the initial extension of credit hereunder will be) paid in full, that the commitments of the Lenders under the Existing Credit Agreement shall have terminated and the Liens that secure any of the obligations under the Existing Credit Agreement are terminated.

SECTION 4.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:
(a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.
(b) Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit.
ARTICLE V
AFFIRMATIVE COVENANTS
Borrower and each Subsidiary Guarantor covenant that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower or any Subsidiary Guarantor to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower and each Subsidiary Guarantor subject hereto, Borrower and each Subsidiary Guarantor shall, unless Bank otherwise consents in writing:
SECTION 5.1. PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein.
SECTION 5.2. ACCOUNTING RECORDS. Maintain adequate books and records in accordance with GAAP consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower (specifically excluding, however, any such books or records (a) subject to the attorney client privilege or (b) to the extent they include personnel, medical and similar records which the Borrower is not permitted by law to disclose). Without limiting the foregoing, annually, permit Bank, or Bank’s employees, accountants, attorneys or agents, to conduct, with respect to each such Person, examinations and inspections of any collateral required hereby or any other property of Borrower or such Subsidiary, as applicable. Such examination and inspection shall be conducted during ordinary business hours and upon five (5) Business Day’s advance notice (unless an Event of Default shall have occurred and be continuing, in which case no notice shall be required).
SECTION 5.3. FINANCIAL STATEMENTS AND OTHER INFORMATION. Provide to Bank all of the following, in form and detail satisfactory to Bank:
(a) upon the earlier of the date that is 90 days after the end of each fiscal year of Borrower or the date such information is filed with the SEC, the consolidated and consolidating balance sheets of Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing acceptable to Bank, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and such consolidating statements to be certified by a Responsible Officer of Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Borrower and its Subsidiaries;

(b) upon the earlier of the date that is 45 days after the end of each of the first three fiscal quarters of each fiscal year of Borrower or the date such information is filed with the SEC, a consolidated and consolidating balance sheet of Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal quarter and for the portion of Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements to be certified by a Responsible Officer of Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Borrower and its Subsidiaries;
(c) contemporaneously with each quarterly and annual financial statement of Borrower required by Section 5.3(a) and (b), a duly completed Compliance Certificate signed by an appropriate Responsible Officer of Borrower;
(d) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of Borrower or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to Bank pursuant to this Agreement;
(e) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to Bank pursuant hereto; Documents required to be delivered pursuant to this Section 5.3(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet at the website address listed in its signature block hereto; or (ii) on which such documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which Bank has access; provided that Borrower shall deliver paper copies of such documents to Bank upon request.
(f) promptly, and in any event within five Business Days after receipt thereof by Borrower or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of Borrower or any Subsidiary thereof; and

(g) As soon as practicable and in any event no later than ninety (90) days after the beginning of each fiscal year, a consolidated plan and financial forecast for such fiscal year and each fiscal year (or portion thereof) through the final maturity date of the Loans (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Borrower and its Subsidiaries for each such fiscal year, together with pro forma Compliance Certificates for each such fiscal year and an explanation of the assumptions on which such forecasts are based, (ii) forecasted consolidated statements of income and cash flows of Borrower and its Subsidiaries for each month of such fiscal year, (iii) forecasts demonstrating projected compliance with the requirements of Section 5.9 through the final maturity date of the Loans and (iv) forecasts demonstrating adequate liquidity through the final maturity date of the Loans without giving effect to any additional debt or equity offerings not reflected in the Projections, together, in each case, with an explanation of the assumptions on which such forecasts are based all in form and substance reasonably satisfactory to the Bank;
(h) from time to time such other information as Bank may reasonably request.
SECTION 5.4. COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower or such Subsidiary Guarantor is organized and/or which govern Borrower’s or such Subsidiary Guarantor’s continued existence and with the requirements of all laws, rules, regulations and orders of any Governmental Authority applicable to Borrower or such Subsidiary Guarantor and/or such Person’s business except where such failure could not reasonably be expected to have a Material Adverse Effect.
SECTION 5.5. INSURANCE. Maintain and keep in force, for each business in which Borrower and each of its Subsidiaries is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, property damage and workers’ compensation, with all such insurance carried with companies and in amounts reasonably satisfactory to Bank, and deliver to Bank from time to time at Bank’s request schedules setting forth all insurance then in effect.
SECTION 5.6. FACILITIES. Keep all properties useful and necessary to Borrower’s and each of its Subsidiaries’ business in good repair and condition (ordinary wear and tear excepted), and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.
SECTION 5.7. TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower or such Subsidiary may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower or such Subsidiary has made provision, to Bank’s satisfaction, for eventual payment thereof in the event Borrower or such Subsidiary is obligated to make such payment.
SECTION 5.8. LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened in writing against Borrower or any of its Subsidiaries with a stated claim (a) in excess of Six Million Dollars ($6,000,000.00) or (b) that could reasonably be expected to have or result in a Material Adverse Effect.

SECTION 5.9. FINANCIAL CONDITION. Maintain Borrower’s financial condition as follows, with compliance determined commencing with Borrower’s financial statements for the period ending December 31, 2010:
(a) Maximum Consolidated Leverage Ratio not greater than the corresponding ratio as set forth below, on a rolling 4-quarter basis determined on the last day of each fiscal quarter:

Rolling 4-Quarters At	Maximum Consolidated
Fiscal Quarter End	Leverage Ratio
December 31, 2010 through September 30, 2011	4.35 : 1.00
December 31, 2011 through September 30, 2012	4.25 : 1.00
December 31, 2012 through September 30, 2013	4.15 : 1.00
December 31, 2013 thereafter	4.00 : 1.00
(b) Maximum Consolidated Senior Secured Debt Leverage Ratio not greater than 1.50 : 1.00, on a rolling 4-quarter basis determined on the last day of each fiscal quarter.
(c) Minimum Consolidated Interest Coverage Ratio not less than the corresponding ratio as set forth below, on a rolling 4-quarter basis determined on the last day of each fiscal quarter:

Rolling 4-Quarters At	Maximum Consolidated
Fiscal Quarter End	Leverage Ratio
December 31, 2010 through September 30, 2011	1.70 : 1.00
December 31, 2011 thereafter	1.75 : 1.00
SECTION 5.10. NOTICE TO BANK. Promptly (but in no event more than ten (10) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name, the organizational structure or jurisdiction of organization of Borrower or any other Loan Party; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower or any other Loan Party is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s property in excess of an aggregate of Five Hundred Thousand Dollars ($500,000.00).
SECTION 5.11. SUBSIDIARIES. In the event that any Person becomes a Domestic Subsidiary of Borrower, Borrower shall (a) promptly cause such Domestic Subsidiary to become a Subsidiary Guarantor hereunder and a grantor under the Security Agreements by executing and delivering a Joinder Agreement and a supplement to the Security Agreement in the form attached thereto, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Section 4.1(b), or as reasonably requested by Bank. In the event that any Person becomes a Foreign Subsidiary of Borrower, Borrower shall deliver or shall cause to be delivered all such documents, instruments, agreements, and certificates as are similar to those described in Section 4.1(b)(iv), and Borrower shall take, or shall cause its Domestic Subsidiary to take, all of the actions necessary or reasonably requested by Bank to grant and to perfect a first priority Lien in favor of Bank under the Security Agreements in the lesser of (i) 65% of the Equity Interests of such Foreign Subsidiary and (ii) all of the Equity Interests of such Foreign Subsidiary owned by Borrower or any of its Domestic Subsidiaries. With respect to each such Subsidiary, Borrower shall promptly send to Bank written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Borrower, and (ii) all of the information required to be set forth in Schedules 3.1 and 3.12 with respect to all Subsidiaries of Borrower; provided that such written notice shall be deemed to supplement Schedules 3.1 and 3.12 for all purposes hereof.

SECTION 5.12. CASH MANAGEMENT; DEPOSIT ACCOUNTS.
(a) Borrower and each other Loan Party shall establish and maintain with Bank their primary cash management services of a type and on terms reasonably satisfactory to Bank. Each deposit account of Borrower and each other Loan Party (“Deposit Account”), if not maintained with Bank, shall be maintained with one or more other financial institutions at all times reasonably acceptable to Bank (each a “Cash Management Bank”), and if requested by Bank in its discretion, be subject to a control agreement (a “Deposit Account Control Agreement”) entered into with Bank, the applicable Loan Party and such Cash Management Bank, which shall provide, among other things, that (i) the Cash Management Bank will comply with any instructions originated by Bank directing the disposition of the funds in such Deposit Account without further consent by Borrower or any other Loan Party, as applicable, and (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Deposit Account, other than for payment of its service fees and other charges directly related to the administration of such Deposit Account and for returned checks or other items of payment.
(b) Each Cash Management Bank and each Deposit Account existing as of the Closing Date is set forth on Schedule 5.12. So long as no Default or Event of Default has occurred and is continuing, Borrower may amend Schedule 5.12 to add or replace a Cash Management Bank or Deposit Account, within 30 days after establishing such Deposit Account; provided, that such additional Cash Management Bank shall be reasonably satisfactory to Bank.
(c) In the event that Bank shall request Borrower or any other Loan Party to deliver a Deposit Account Control Agreement with respect to any Deposit Account held with a Cash Management Bank, Borrower and each other Loan Party shall deliver to Bank a Deposit Account Control Agreement fully executed by all parties thereto other than Bank within 30 days after such request, or such later date as Bank may permit in its reasonable discretion so long as Bank is satisfied that Borrower or such other Loan Party is using its diligent efforts to deliver a Deposit Account Control Agreement; provided, that in such instance, Bank may limit the aggregate amounts that can be held in such Deposit Accounts after such 30 day period, or immediately if a Default or Event of Default then exists.
SECTION 5.13. REAL PROPERTY ASSETS. Upon request by Bank, provide Bank with a complete and current list of its Real Property Assets and such further information with respect thereto as reasonably requested by Bank; and with respect to any Real Property Asset required to be included in the Collateral, promptly after request by Bank, (a) execute and deliver to Bank, such mortgages, deeds of trust, leasehold deeds of trust, assignments of rents and other collateral assignment documents, and landlord or other third party estoppels, consents and attornments, all in form and substance satisfactory to Bank, as Bank may reasonably request, to grant to Bank a Lien on and ensure access to such Real Property Asset and any related fixtures and other Collateral, subject to no other Liens except as permitted in writing by Bank with respect to such Real Property Asset; and (b) deliver or cause to be delivered to Bank, at Borrower’s expense, (i) a Phase I environmental report, (ii) an appraisal report prepared for Bank by a state certified appraiser selected by the Bank, which appraisal report shall describe the fair market value of such Real Property Asset, and which report shall meet or exceed the requirements of applicable law for appraisals prepared for federally insured depository institutions; and (iii) an ALTA lender’s title insurance policy insuring the Lien of the Bank on the premises subject to the Lien of the deed of trust or mortgage to be a valid, first mortgage lien subject to no defects or objections except those permitted by Bank in writing, together with such endorsements as the Bank may reasonably require.

ARTICLE VI
NEGATIVE COVENANTS
Borrower and each Subsidiary Guarantor further covenant that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower or any Subsidiary Guarantor to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower and each Subsidiary Guarantor will not and Borrower will not permit any of its Subsidiaries to, without in each instance Bank’s prior written consent:
SECTION 6.1. USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.
SECTION 6.2. CAPITAL EXPENDITURES. Make any additional cash investment in fixed assets in any fiscal year in an aggregate amount for Borrower and its Subsidiaries in excess of Twenty-Five Million Dollars ($25,000,000).
SECTION 6.3. [OMITTED.]
SECTION 6.4. OTHER DEBT. Create, incur, assume or permit to exist any Debt, except:
(a) the liabilities of Borrower to Bank, including pursuant to Swap Contracts entered into with Bank;
(b) Debt outstanding on the date hereof and listed on Schedule 6.4(b) and any refinancings, refundings, renewals or extensions thereof; provided that: (i) the amount of such Debt is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder; and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Debt, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or Bank than the terms of any agreement or instrument governing the Debt being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Debt does not exceed the then applicable market interest rate;
(c) Debt of any Foreign Subsidiary, inclusive of amounts listed on Schedule 6.4(b), (i) owing to a Loan Party to the extent otherwise permitted hereunder and (ii) owing to any Person other than a Loan Party in an aggregate amount not to exceed at any time $25,000,000 plus the Unused Covenant Allocation Amount;

(d) Guarantees (i) by Borrower or any Subsidiary of Borrower of Debt of Borrower or any other Loan Party owing to Bank or any of its Affiliates; (ii) by Borrower or any other Loan Party of Debt otherwise permitted hereunder of Borrower or any other Loan Party, provided both before and immediately after giving effect thereto, no Default exists or would result therefrom, including as a consequence of failure to comply with any of the financial covenants set forth in Section 5.9; (iii) by any Foreign Subsidiary of Debt otherwise permitted hereunder of such Foreign Subsidiary; (iv) by Borrower or any other Loan Party of Debt otherwise permitted hereunder of any Foreign Subsidiary, provided that the aggregate outstanding amount of all Debt so guaranteed shall not at any time exceed $25,000,000; and (v) by Borrower or any Subsidiary of Borrower permitted pursuant to Section 6.6;
(e) Debt (i) with respect to capital leases or Synthetic Lease Obligations and (ii) that constitutes purchase money Debt (including Debt with respect to assets acquired in connection with a Permitted Acquisition) that is secured by a Permitted Lien pursuant to Section 6.9(n); provided that the Consolidated Senior Secured Debt Leverage Ratio as of the last day of the immediately preceding fiscal quarter, on a pro forma basis after giving effect to the incurrence of any such Debt as if was incurred on such date, does not exceed 1.50 : 1.00.
(f) Debt of Borrower, American Reprographics Company, LLC and ARC Acquisition Corporation with respect to Earn-Out Obligations; provided that such Earn-Out Obligations also conform to the requirement of clause (d) of the definition of Permitted Acquisition; and
(g) unsecured Debt not otherwise permitted under subsections (a) through (f) inclusive of this Section 6.4 in an aggregate outstanding principal amount not to exceed at any time $30,000,000 plus the Unused Covenant Allocation Amount.
SECTION 6.5. MERGER, CONSOLIDATION, PERMITTED ACQUISITIONS, TRANSFER OF ASSETS.
(a) Merge into or consolidate with any other Person if, with respect to any Subsidiary, the surviving Person is not (directly or indirectly) a wholly owned Subsidiary of Borrower and, with respect to Borrower, the surviving Person is not the Borrower;
(b) make any substantial change in the nature of Borrower’s or any Subsidiary Guarantor’s business as conducted or proposed to be conducted as of the date hereof;
(c) other than pursuant to a Permitted Acquisition, acquire Equity Interests in or all or substantially all of the assets of any other Person; nor
(d) consummate any Asset Sales unless (i) Borrower (or the Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise Disposed of, and at least 75% of the consideration received in the Asset Sale by Borrower or such Subsidiary is in the form of cash or eligible Cash Equivalents, or (ii) such Asset Sale is in respect of equipment in connection with Permitted Sale-Leasebacks, provided that the proceeds of any such Permitted Sale-Leaseback shall be entirely in cash and shall not be less than 100% of the fair market value of the equipment being sold (determined in good faith by the board of directors of Borrower (or similar governing body)).

SECTION 6.6. GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except any of the foregoing (i) in favor of Bank; (ii) as permitted pursuant to Section 6.4(d); (iii) in respect of performance, surety, statutory, appeal or similar obligations otherwise permitted hereunder incurred in the ordinary course of business but excluding guaranties with respect to any obligations for borrowed money); and (iv) guaranties in the ordinary course of business of the obligations (other than obligations for borrowed money) of suppliers, customers, franchisees and licensees of Borrower and its Subsidiaries.
SECTION 6.7. INVESTMENTS. Make any Investments in any Person, except:
(a) Investments in cash and Cash Equivalents;
(b) Investments arising from transactions by Borrower or any Subsidiary thereof with customers or suppliers in the ordinary course of business, including Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers and suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;
(c) advances to officers, directors, employees, shareholders, partners or members of Borrower or any Subsidiary thereof for travel, entertainment, relocation and analogous ordinary business purposes in a maximum aggregate amount at any time outstanding not to exceed $5,000,000;
(d) (i) Investments of Borrower in any Subsidiary Guarantor; (ii) Investments of any Subsidiary Guarantor in any other Subsidiary Guarantor; (iii) Investments of any Subsidiary in Borrower; (iv) Investments of Borrower or any wholly owned Subsidiary thereof consisting of Equity Interests disclosed on Schedule 3.12; and (v) following the Closing Date, Investments of Borrower or any wholly owned Subsidiary thereof in: Foreign Subsidiaries and Foreign Joint Ventures in an aggregate outstanding amount not to exceed $25,000,000 for all such Foreign Subsidiaries and Foreign Joint Ventures;
(e) Investments made for the benefit of employees of Borrower or any Subsidiary thereof for the purposes of deferred compensation;
(f) Guarantees permitted by Section 6.4(d);
(g) Investments consisting of Swap Contracts permitted by Section 6.4(a);
(h) Investments consisting of Capital Expenditures permitted by Section 6.2; and
(i) Investments not to exceed $30,000,000.

SECTION 6.8 RESTRICTED PAYMENTS. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:
(a) each Subsidiary may make Restricted Payments to Borrower and to wholly owned Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Subsidiary, to Borrower and any Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis based on their relative ownership interests);
(b) Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in common Equity Interests of such Person;
(c) Borrower may declare and make other Restricted Payments, up to the Restricted Payments Permitted Amount, so long as (i) no Default exists at the time of the making of such Restricted Payment or results or would result by virtue of the making thereof and (ii) Borrower, after giving effect to such Restricted Payments (and any other Restricted Payments pursuant to this Section 6.8) on a pro forma basis, would be in compliance with the financial covenants set forth in Section 5.9 as of the end of the fiscal quarter most recently ended, as if such Restricted Payments were made during such fiscal quarter; provided that Borrower shall not make any Restricted Payment in respect of any of the Senior Unsecured Notes triggered by any calculation of “excess cash flow” without Bank’s prior written consent.
SECTION 6.9. PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a Lien upon all or any portion of Borrower’s or any Subsidiary’s assets now owned or hereafter acquired, except any of the following (“Permitted Liens”):
(a) any Lien in favor of Bank;
(b) any Lien existing on the date hereof and listed on Schedule 6.10 and any renewals or extensions thereof, provided that: (i) the property covered thereby is not changed; (ii) the amount secured or benefited thereby is not increased; (iii) the direct or any contingent obligor with respect thereto is not changed; and (iv) and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 6.4(b);
(c) any Lien for tax liabilities, assessments and governmental charges or levies not yet due or to the extent that non payment thereof is permitted by Section 5.7; provided that no notice of lien has been filed or recorded under the Code;
(d) any landlord’s, grower’s, supplier’s, producer’s, carrier’s, warehouseman’s, mechanic’s, materialman’s, repairman’s or other like Lien arising in the ordinary course of business that is not overdue for a period of more than thirty days or that is being contested in good faith and by appropriate proceedings timely instituted and diligently conducted, if adequate reserves with respect thereto, if any, in accordance with GAAP are set aside on the financial statements of the applicable Person;
(e) any pledge or deposit in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
(f) any deposit to secure the performance of bids, trade contracts or leases (other than Debt), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business;

(g) any lease, utility access, sublease, easement, right of way, encroachment, restriction or other similar encumbrance affecting real property that, when aggregated with all other such Liens, is not substantial in amount, and that does not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(h) any Lien securing a judgment for the payment of money not constituting an Event of Default under Section 7.1(f) or securing an appeal or other surety bond related to any such judgment;
(i) any Lien existing on any property prior to a Permitted Acquisition or existing on any property of any Person that becomes a Subsidiary of Borrower after the date hereof prior to the time such Person becomes a Subsidiary of Borrower; provided that: (i) such Lien is not created in contemplation of or in connection with such Permitted Acquisition or such Person becoming a Subsidiary of Borrower as otherwise permitted hereunder, as the case may be; (ii) such Lien shall not apply to any other property or assets of Borrower or any Subsidiary thereof; and (iii) such Lien shall secure only those obligations which it secures on the date of such Permitted Acquisition or the date such Person becomes a Subsidiary of Borrower, as the case may be;
(j) any Lien securing obligations in respect of a capital lease on the assets subject to such lease; provided that such capital lease is otherwise permitted hereunder;
(k) any Lien arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that: (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Borrower or any Subsidiary thereof in excess of those set forth by regulations promulgated by the FRB; and (ii) such deposit account is not intended by Borrower or any Subsidiary thereof to provide collateral to the depository institution;
(l) any Lien on assets of a Foreign Subsidiary securing Debt permitted under Section 6.4(c);
(m) the right of a licensee under a license agreement entered into by Borrower or any Subsidiary thereof, as licensor, in the ordinary course of business for the use of intellectual property or other intangible assets of Borrower or any such Subsidiary; provided that, in the case of any such license granted by Borrower or any such Subsidiary on an exclusive basis: (i) such Person shall have determined in its reasonable business judgment that such intellectual property or other intangible assets are no longer useful in the ordinary course of business; (ii) such license is for the use of intellectual property or other intangible assets in geographic regions in which Borrower or any Subsidiary thereof does not have material operations or in connection with the exploitation of any product not then produced or planned to be produced by Borrower or any Subsidiary thereof; or (iii) such license is granted in connection with a transaction otherwise permitted by this Agreement in which a third party acquires the right to manufacture or sell any product covered by such intellectual property or other intangible assets from Borrower or such Subsidiary; provided further that, in the case of clauses (ii) and (iii) of this subsection (m), Borrower or such Subsidiary has determined that it is in its best economic interest to grant such license; and
(n) any Lien securing Debt permitted under Section 6.4(e); provided that: (i) any such Lien does not at any time encumber any property other than the property financed by the related Debt; and (ii) the Debt secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of the acquisition thereof.

SECTION 6.10. TRANSACTIONS WITH AFFILIATES. Enter into any transaction of any kind with any Affiliate of any Loan Party, irrespective of whether in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Borrower or a Subsidiary of Borrower as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to: (a) transactions between or among Borrower and any Subsidiary Guarantor or between or among Subsidiary Guarantors; (b) Restricted Payments permitted hereunder; and (c) Guarantees permitted by Section 6.4(d).
SECTION 6.11 SALES AND LEASE BACKS. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease (a “Sale-Leaseback”) of any property (whether real, personal or mixed), whether now owned or hereafter required, which such Loan Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Borrower or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Loan Party to any Person (other than Borrower or any of its Subsidiaries) in connection with such lease; provided, that the Borrower and its Subsidiaries may enter into Sale-Leasebacks which are in the ordinary course of the Borrower’s or such Subsidiary’s business, consistent with past practice and at market rates and subject to compliance with Section 6.5(d)(ii), with respect to equipment acquired by the Borrower and its Subsidiaries after the Closing Date (“Permitted Sale Leasebacks”). For avoidance of doubt, Sale-Leasebacks that result in capital leases shall be treated as Debt for all purposes of this Agreement.
SECTION 6.12 SENIOR UNSECURED NOTES. Borrower shall not amend or modify any of the terms applicable to the Senior Unsecured Notes unless such amendment or modification would not, as determined by Bank in Bank’s reasonable discretion (confirmed by an opinion of counsel at Borrower’s expense if requested by Bank) (i) be or result in any conflict with this Agreement or any of the other Loan Documents, (ii) adversely effect any of Bank’s rights or interests under this Agreement or any of the other Loan Documents, or (iii) adversely effect Borrower’s or any other Loan Party’s ability to perform and observe their respective obligations under this Agreement or any of the other Loan Documents.
ARTICLE VII
EVENTS OF DEFAULT
SECTION 7.1. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:
(a) Borrower shall fail to pay (i) when due any principal or interest payable under any of the Loan Documents, or (ii) within five (5) Business Days after the same becomes due any other amount payable hereunder or under any other Loan Document.
(b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default” in this Section 7.1), and with respect to any such default that by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence.
(d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower, any guarantor hereunder or any general partner or joint venturer in Borrower if a partnership or joint venture (with each such guarantor, general partner and/or joint venturer referred to herein as a “Third Party Obligor”) has incurred any debt or other liability to any person or entity, including Bank.
(e) Borrower or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other Bankruptcy Law; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other Bankruptcy Law is filed or commenced against Borrower or any Third Party Obligor unless dismissed within sixty (60) days thereof.
(f) (i) There is entered against Borrower or any Third Party Obligor a judgment or order that has or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in any such case there is a period of thirty consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect, or (ii) the filing of a notice of judgment lien against, or the recording in any county in which Borrower or such Third Party Obligor has an interest in real property of any abstract of judgment against, Borrower or any Third Party Obligor, or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against any material portion of assets of Borrower or any Third Party Obligor.
(g) There shall exist or occur any event or condition that Bank in good faith believes materially impairs, or is substantially likely to materially impair, the prospect of payment or performance by Borrower, any Third Party Obligor, or the general partner of either if such entity is a partnership, of its obligations under any of the Loan Documents.
(h) The dissolution or liquidation of Borrower or (unless permitted pursuant to Section 6.5) any Third Party Obligor; or Borrower or any such Third Party Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or (unless permitted pursuant to Section 6.5) such Third Party Obligor.
(i) Any Change of Control.

(j) The sale, transfer, hypothecation, assignment or encumbrance, whether voluntary, involuntary or by operation of law, without Bank’s prior written consent, of all or any part of or interest in any real property collateral required hereby.
SECTION 7.2. REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; (c) Bank may require Borrower immediately to cash collateralize the Obligations in respect of all issued and outstanding Letters of Credit in an amount equal to 105.00% of the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all unreimbursed amounts in respect of drawn Letters of Credit (the “L/C Outstanding Amount”); and (d) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity; provided that, upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower or any other Loan Party under any Bankruptcy Law, any commitment and obligation of Bank to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of Borrower to Cash Collateralize the Letter of Credit obligations in an amount equal to 105.00% of the then L/C Outstanding Amount shall automatically become effective, in each case, without further act of Bank.
ARTICLE VIII
GUARANTY BY SUBSIDIARIES
SECTION 8.1. GUARANTY. Each Domestic Subsidiary of Borrower party hereto (each, a “Subsidiary Guarantor”) unconditionally and irrevocably guarantees to Bank the full and prompt payment when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) and performance of the Obligations (the “Guaranteed Obligations”). The Guaranteed Obligations include interest that, but for a proceeding under any Bankruptcy Law, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in any such proceeding.
SECTION 8.2. SEPARATE OBLIGATION. Each Subsidiary Guarantor acknowledges and agrees that: (i) the Guaranteed Obligations are separate and distinct from any Debt arising under or in connection with any other document, including under any provision of this Agreement other than this Article VIII, executed at any time by such Subsidiary Guarantor in favor of Bank; and (ii) such Subsidiary Guarantor shall pay and perform all of the Guaranteed Obligations as required under this Article VIII, and Bank may enforce any and all of its rights and remedies hereunder, without regard to any other document, including any provision of this Agreement other than this Article VIII, at any time executed by such Subsidiary Guarantor in favor of Bank, irrespective of whether any such other document, or any provision thereof or hereof, shall for any reason become unenforceable or any of the Debt thereunder shall have been discharged, whether by performance, avoidance or otherwise. Each Subsidiary Guarantor acknowledges that, in providing benefits to Borrower, Bank is relying upon the enforceability of this Article VIII and the Guaranteed Obligations as separate and distinct Debt of such Subsidiary Guarantor, and each Subsidiary Guarantor agrees that Bank would be denied the full benefit of its bargain if at any time this Article VIII or the Guaranteed Obligations were treated any differently. The fact that the guaranty is set forth in this Agreement rather than in a separate guaranty document is for the convenience of Borrower and Subsidiary Guarantors and shall in no way impair or adversely affect the rights or benefits of Bank under this Article VIII. Each Subsidiary Guarantor agrees to execute and deliver a separate document, immediately upon request at any time of Bank, evidencing such Subsidiary Guarantor’s obligations under this Article VIII. Upon the occurrence of any Event of Default, a separate action or actions may be brought against such Subsidiary Guarantor, whether or not Borrower, any other Subsidiary Guarantor or any other Person is joined therein or a separate action or actions are brought against Borrower, any such other Subsidiary Guarantor or any such other Person.

SECTION 8.3. LIMITATION OF GUARANTY. To the extent that any court of competent jurisdiction shall impose by final judgment under applicable law (including the California Uniform Fraudulent Transfer Act and Sections 544 and 548 of the Bankruptcy Code) any limitations on the amount of any Subsidiary Guarantor’s liability with respect to the Guaranteed Obligations that Bank can enforce under this Article VIII, Bank by its acceptance hereof accepts such limitation on the amount of such Subsidiary Guarantor’s liability hereunder to the extent needed to make this Article VIII fully enforceable and nonavoidable.
SECTION 8.4. LIABILITY OF SUBSIDIARY GUARANTORS. The liability of any Subsidiary Guarantor under this Article VIII shall be irrevocable, absolute, independent and unconditional, and shall not be affected by any circumstance that might constitute a discharge of a surety or guarantor other than the indefeasible payment and performance in full of all Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Subsidiary Guarantor agrees as follows:
(a) such Subsidiary Guarantor’s liability hereunder shall be the immediate, direct, and primary obligation of such Subsidiary Guarantor and shall not be contingent upon Bank’s exercise or enforcement of any remedy it may have against Borrower or any other Person, or against any collateral or other security for any Guaranteed Obligations;
(b) this Guaranty is a guaranty of payment when due and not merely of collectibility;
(c) Bank may enforce this Article VIII upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Bank, on the one hand, and Borrower or any other Person, on the other hand, with respect to the existence of such Event of Default;
(d) such Subsidiary Guarantor’s payment of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge such Subsidiary Guarantor’s liability for any portion of the Guaranteed Obligations remaining unsatisfied; and

(e) such Subsidiary Guarantor’s liability with respect to the Guaranteed Obligations shall remain in full force and effect without regard to, and shall not be impaired or affected by, nor shall such Subsidiary Guarantor be exonerated or discharged by, any of the following events:
(i) any proceeding under any Bankruptcy Law;
(ii) any limitation, discharge, or cessation of the liability of Borrower or any other Person for any Guaranteed Obligations due to any statute, regulation or rule of law, or any invalidity or unenforceability in whole or in part of any of the Guaranteed Obligations or the Loan Documents;
(iii) any merger, acquisition, consolidation or change in structure of any Loan Party or any other Person, or any sale, lease, transfer or other disposition of any or all of the assets or shares of Borrower or any other Person;
(iv) any assignment or other transfer, in whole or in part, of Bank’s interests in and rights under this Agreement (including this Article VIII) or the other Loan Documents;
(v) any claim, defense, counterclaim or setoff, other than that of prior performance, that Borrower or any Guarantor or any other Person may have or assert, including any defense of incapacity or lack of corporate or other authority to execute any of the Loan Documents;
(vi) Bank’s amendment, modification, renewal, extension, cancellation or surrender of any Loan Document or any Guaranteed Obligations;
(vii) Bank’s exercise or non-exercise of any power, right or remedy with respect to any Guaranteed Obligations or any collateral;
(viii) Bank’s vote, claim, distribution, election, acceptance, action or inaction in any proceeding under any Bankruptcy Law; or
(ix) any other guaranty, whether by such Subsidiary Guarantor or any other Person, of all or any part of the Guaranteed Obligations or any other indebtedness, obligations or liabilities of Borrower to Bank.
SECTION 8.5. CONSENTS OF SUBSIDIARY GUARANTORS. Each Subsidiary Guarantor hereby unconditionally consents and agrees that, without notice to or further assent from such Subsidiary Guarantor:
(i) the principal amount of the Guaranteed Obligations may be increased or decreased and additional indebtedness or obligations of Borrower under the Loan Documents may be incurred and the time, manner, place or terms of any payment under any Loan Document may be extended or changed, by one or more amendments, modifications, renewals or extensions of any Loan Document or otherwise;
(ii) the time for Borrower’s (or any other Person’s) performance of or compliance with any term, covenant or agreement on its part to be performed or observed under any Loan Document may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to, all in such manner and upon such terms as Bank may deem proper;

(iii) Bank may request and accept other guaranties and may take and hold security as collateral for the Guaranteed Obligations, and may, from time to time, in whole or in part, exchange, sell, surrender, release, subordinate, modify, waive, rescind, compromise or extend such other guaranties or security and may permit or consent to any such action or the result of any such action, and may apply such security and direct the order or manner of sale thereof; and
(iv) Bank may exercise, or waive or otherwise refrain from exercising, any other right, remedy, power or privilege even if the exercise thereof affects or eliminates any right of subrogation or any other right of such Subsidiary Guarantor against Borrower.
SECTION 8.6. SUBSIDIARY GUARANTOR’S WAIVERS. Each Subsidiary Guarantor waives, to the maximum extent permitted by applicable law, and agrees not to assert:
(i) any right to require Bank to proceed against Borrower, any other Guarantor or any other Person, or to pursue any other right, remedy, power or privilege of Bank whatsoever;
(ii) the defense of the statute of limitations in any action hereunder or for the collection or performance of the Guaranteed Obligations;
(iii) any defense arising by reason of any lack of corporate or other authority or any other defense of Borrower, such Guarantor or any other Person;
(iv) any defense based upon Bank’s errors or omissions in the administration of the Guaranteed Obligations;
(v) any rights to set-offs and counterclaims;
(vi) without limiting the generality of the foregoing, to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties, or that may conflict with the terms of this Article VIII, including any and all benefits that otherwise might be available to such Subsidiary Guarantor under California Civil Code Sections 1432, 2809, 2810, 2815, 2819, 2839, 2845, 2848, 2849, 2850, 2899 and 3433 and California Code of Civil Procedure Sections 580a, 580b, 580d and 726; and
(vii) any and all notice of the acceptance of this guaranty, and any and all notice of the creation, renewal, modification, extension or accrual of the Guaranteed Obligations, or the reliance by Bank upon this Guaranty, or the exercise of any right, power or privilege hereunder. The Guaranteed Obligations shall conclusively be deemed to have been created, contracted, incurred and permitted to exist in reliance upon this Guaranty. Each Subsidiary Guarantor waives promptness, diligence, presentment, protest, demand for payment, notice of default, dishonor or nonpayment and all other notices to or upon Borrower, each Guarantor or any other Person with respect to the Guaranteed Obligations.

SECTION 8.7. FINANCIAL CONDITION OF BORROWER. No Subsidiary Guarantor shall have any right to require Bank to obtain or disclose any information with respect to: the financial condition or character of Borrower or the ability of Borrower to pay and perform the Guaranteed Obligations; the Guaranteed Obligations; any collateral or other security for any or all of the Guaranteed Obligations; the existence or nonexistence of any other guarantees of all or any part of the Guaranteed Obligations; any action or inaction on the part of Bank or any other Person; or any other matter, fact or occurrence whatsoever. Each Subsidiary Guarantor hereby acknowledges that it has undertaken its own independent investigation of the financial condition of Borrower and all other matters pertaining to this Guaranty and further acknowledges that it is not relying in any manner upon any representation or statement of Bank with respect thereto.
SECTION 8.8. SUBROGATION. Until the Guaranteed Obligations shall be satisfied in full and the commitment of Bank hereunder shall be terminated, no Subsidiary Guarantor shall directly or indirectly exercise: (i) any rights that it may acquire by way of subrogation under this Article VIII, by any payment hereunder or otherwise; (ii) any rights of contribution, indemnification, reimbursement or similar suretyship claims arising out of this Article VIII; or (iii) any other right that it might otherwise have or acquire (in any way whatsoever) that could entitle it at any time to share or participate in any right, remedy or security of Bank as against Borrower, any other Subsidiary Guarantor or any other Person, whether in connection with this Article VIII, any of the other Loan Documents or otherwise. If any amount shall be paid to any Subsidiary Guarantor on account of the foregoing rights at any time when all the Guaranteed Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of Bank and shall forthwith be paid to Bank to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.
SECTION 8.9. SUBORDINATION. All payments on account of all indebtedness, liabilities and other obligations of Borrower to any Subsidiary Guarantor, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined (the “Subsidiary Guarantor Subordinated Debt”), shall be subject, subordinate and junior in right of payment and exercise of remedies, to the extent and in the manner set forth herein, to the prior payment in full in cash or cash equivalents of the Guaranteed Obligations. As long as any of the Guaranteed Obligations (other than unasserted contingent indemnification obligations) shall remain outstanding and unpaid, no Subsidiary Guarantor shall accept or receive any payment or distribution by or on behalf of Borrower, directly or indirectly, or assets of Borrower, of any kind or character, whether in cash, property or securities, including on account of the purchase, redemption or other acquisition of Subsidiary Guarantor Subordinated Debt, as a result of any collection, sale or other disposition of collateral, or by setoff, exchange or in any other manner, for or on account of any Subsidiary Guarantor Subordinated Debt (“Subsidiary Guarantor Subordinated Debt Payments”), except that, so long as an Event of Default does not then exist, any Subsidiary Guarantor shall be entitled to accept and receive payments on its Subsidiary Guarantor Subordinated Debt, in accordance with past business practices of such Subsidiary Guarantor and Borrower and not in contravention of any Law or the terms of the Loan Documents.
If any Subsidiary Guarantor Subordinated Debt Payments shall be received in contravention of this Article VIII, such Subsidiary Guarantor Subordinated Debt Payments shall be held in trust for the benefit of Bank and shall be paid over or delivered to Bank for application to the payment in full in cash or cash equivalents of all Guaranteed Obligations remaining unpaid to the extent necessary to give effect to this Article VIII after giving effect to any concurrent payments or distributions to Bank in respect of the Guaranteed Obligations.

SECTION 8.10. CONTINUING GUARANTY. This Guaranty is a continuing guaranty and agreement of subordination and shall continue in effect and be binding upon each Subsidiary Guarantor until termination of the commitment and payment and performance in full of the Guaranteed Obligations, including Guaranteed Obligations which may exist continuously or which may arise from time to time under successive transactions, and each Subsidiary Guarantor expressly acknowledges that this guaranty shall remain in full force and effect notwithstanding that there may be periods in which no Guaranteed Obligations exist. This Guaranty shall continue in effect and be binding upon each Subsidiary Guarantor until actual receipt by Bank of written notice from such Subsidiary Guarantor of its intention to discontinue this Guaranty as to future transactions (which notice shall not be effective until noon on the day that is five Business Days following such receipt); provided that no revocation or termination of this guaranty shall affect in any way any rights of Bank hereunder with respect to any Guaranteed Obligations arising or outstanding on the date of receipt of such notice, including any subsequent continuation, extension, or renewal thereof, or change in the terms or conditions thereof, or any Guaranteed Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of Bank in existence as of the date of such revocation (collectively, “Existing Guaranteed Obligations”), and the sole effect of such notice shall be to exclude from this Guaranty Guaranteed Obligations thereafter arising which are unconnected to any Existing Guaranteed Obligations.
SECTION 8.11. REINSTATEMENT. This Guaranty shall continue to be effective or shall be reinstated and revived, as the case may be, if, for any reason, any payment of the Guaranteed Obligations by or on behalf of Borrower (or receipt of any proceeds of collateral) shall be rescinded, invalidated, declared to be fraudulent or preferential, set aside, voided or otherwise required to be repaid to Borrower, its estate, trustee, receiver or any other Person (including under any Bankruptcy Law), or must otherwise be restored by Bank, whether as a result of proceedings under any Bankruptcy Law or otherwise. All losses, damages, costs and expenses that Bank may suffer or incur as a result of any voided or otherwise set aside payments shall be specifically covered by the indemnity in favor of Bank contained in Section 9.3.
SECTION 8.12. SUBSTANTIAL BENEFITS. The Credit Extensions provided to or for the benefit of Borrower hereunder have been and are to be contemporaneously used for the benefit of Borrower and each Subsidiary Guarantor. It is the position, intent and expectation of the parties that Borrower and each Subsidiary Guarantor have derived and will derive significant and substantial benefits from the Credit Extensions to be made available under the Loan Documents. Each Subsidiary Guarantor has received at least “reasonably equivalent value” (as such phrase is used in Section 548 of the Bankruptcy Code and in comparable provisions of other applicable law) and more than sufficient consideration to support its obligations hereunder in respect of the Guaranteed Obligations. Immediately prior to and after and giving effect to the incurrence of each Subsidiary Guarantor’s obligations under this Guaranty, such Subsidiary Guarantor will be Solvent.
SECTION 8.13. Knowing and Explicit Waivers. Each Subsidiary Guarantor acknowledges that it either has obtained the advice of legal counsel or has had the opportunity to obtain such advice in connection with the terms and provisions of this Article VIII. Each Subsidiary Guarantor acknowledges and agrees that each of the waivers and consents set forth herein is made with full knowledge of its significance and consequences, that all such waivers and consents herein are explicit and knowing and that each Subsidiary Guarantor expects such waivers and consents to be fully enforceable.

If, while any Subsidiary Guarantor Subordinated Debt is outstanding, any proceeding under any Bankruptcy Law is commenced by or against Borrower or its property, Bank is hereby irrevocably authorized and empowered (in the name of Bank or in the name of any Subsidiary Guarantor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution in respect of all Subsidiary Guarantor Subordinated Debt and give acquittances therefor and to file claims and proofs of claim and take such other action (including voting the Subsidiary Guarantor Subordinated Debt) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of Bank; and each Subsidiary Guarantor shall promptly take such action as Bank may reasonably request: (A) to collect the Subsidiary Guarantor Subordinated Debt for the account of Bank and to file appropriate claims or proofs of claim in respect of the Subsidiary Guarantor Subordinated Debt; (B) to execute and deliver to Bank such powers of attorney, assignments and other instruments as it may request to enable it to enforce any and all claims with respect to the Subsidiary Guarantor Subordinated Debt; and (C) to collect and receive any and all Subsidiary Guarantor Subordinated Debt Payments.
SECTION 8.14. COLLATERAL. As security for all of its Guaranty Obligations and all of other indebtedness and obligations of each Subsidiary Guarantor to Bank hereunder or under any of the Loan Documents, each Subsidiary Guarantor hereby grants to Bank security interests of first priority in all Collateral in which such Subsidiary Guarantor has any right, title or interest, whether now existing or hereafter arising, acquired or created. All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds or mortgages, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Each Subsidiary Guarantor shall pay to Bank immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties), expended or incurred by Bank in connection with any of the foregoing security, including filing and recording fees and costs of appraisals, audits and title insurance.
ARTICLE IX
MISCELLANEOUS
SECTION 9.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.
SECTION 9.2. NOTICES.
(a) Addresses. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at its address as set forth in its signature block to this Agreement or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (i) if sent by hand delivery, upon delivery; (ii) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (iii) if sent by telecopy, upon receipt.

(b) Electronic Communications. Each of Bank and Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by means of electronic communication pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless Bank otherwise prescribes: (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient; and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c) Reliance by Bank. Bank shall be entitled to rely and act upon any notices (including telephonic or electronically delivered requests for credit extensions) purportedly given by or on behalf of Borrower even if: (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein; or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify Bank and its Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with Bank may be recorded by Bank, and each of the parties hereto hereby consents to such recording.
SECTION 9.3. COSTS, EXPENSES AND ATTORNEYS’ FEES; INDEMNITY.
(a) Costs and Expenses. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees), expended or incurred by Bank in connection with (i) the negotiation and preparation of this Agreement and the other Loan Documents, Bank’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (ii) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (iii) the prosecution or defense of any action in any way related to any of the Loan Documents, including any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

(b) Indemnification by Borrower. Borrower shall indemnify each of Bank and its Affiliates and their respective directors, officers, employees, agents and advisors (each, and “Indemnified Party”) against, and hold each Indemnified Party harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnified Party), and shall indemnify and hold harmless each Indemnified Party from all fees and time charges and disbursements for attorneys, who may be employees of any Indemnified Party, incurred by any Indemnified Party or asserted against any Indemnified Party by any third party or by Borrower or any other Loan Party arising out of, in connection with, or as a result of: (i) the execution or delivery of this Agreement, any other Loan Document or any document contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby; (ii) any Loan or the use or proposed use of the proceeds therefrom; (iii) any actual or alleged presence or release of toxic or hazardous waste or materials on or from any property owned or operated by Borrower, any Subsidiary thereof or any other Loan Party, or any Environmental Claim or Environmental Liability related in any way to Borrower, any Subsidiary thereof or any other Loan Party; or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower, any Subsidiary thereof or any other Loan Party, and regardless of whether any Indemnified Party is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnified Party; provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party.
(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Laws, each Loan Party shall not assert, and hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any document contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(d) Payments. All amounts due under this Section 9.3 shall be payable not later than three Business Days after demand therefor.
(e) Survival. The agreements in this Section 9.3 shall survive the termination of the commitment and the repayment, satisfaction or discharge of all other Obligations.
SECTION 9.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank’s prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any guarantor hereunder or the business of such guarantor, or any collateral required hereunder.
SECTION 9.5. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Bank and the Loan Parties with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by Bank and Bow and, if applicable, the applicable Loan Party.

SECTION 9.6. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.
SECTION 9.7. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.
SECTION 9.8. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.
SECTION 9.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.
SECTION 9.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.
SECTION 9.11. ARBITRATION.
(a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.
(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.
(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.
(e) Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.
(f) Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.
(g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA’s selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.
(i) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.
(j) Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction. Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.
SECTION 9.12 RIGHT OF SETOFF.
If an Event of Default shall have occurred and be continuing, Bank and its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Bank to or for the credit or the account of Borrower or any other Loan Party against any and all of the Obligations to Bank or such Affiliate, irrespective of whether or not Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of Bank different from the branch or office holding such deposit or obligated on such obligations. The rights of Bank and its Affiliates under this Section 9.12 are in addition to other rights and remedies (including other rights of setoff) that Bank or its Affiliates may have. Bank agrees to notify Borrower promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.13 COUNTERPARTS; INTEGRATION; EFFECTIVENESS.
This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous documents, agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed and delivered by Bank and when Bank shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 9.14 SURVIVAL OF REPRESENTATIONS AND WARRANTIES.
All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Bank, regardless of any investigation made by Bank or on its behalf and notwithstanding that Bank may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation (other than unasserted contingent indemnification obligations) shall remain unpaid or unsatisfied.
SECTION 9.15 SEVERABILITY.
If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 9.16 USA PATRIOT ACT NOTICE.
Bank hereby notifies Borrower that, pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrower and each other Loan Party, which information includes the name and address of Borrower and each other Loan Party and other information that will allow Bank to identify Borrower and each other Loan Party in accordance with the USA PATRIOT Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

BORROWER:		ADDRESS:

AMERICAN REPROGRAPHICS COMPANY

By	/s/ JONATHAN MATHER	1981 N. Broadway, Suite 385

	Name:	Walnut Creek, CA 94596
	Title:	Attn:

SUBSIDIARY GUARANTORS:		ADDRESS:

AMERICAN REPROGRAPHICS COMPANY, L.L.C.

By	/s/ JONATHAN MATHER	1981 N. Broadway, Suite 385

	Name:	Walnut Creek, CA 94596
	Title:	Attn:

AMERICAN REPROGRAPHICS SOUTHEAST, LLC

By	/s/ JONATHAN MATHER	1981 N. Broadway, Suite 385

	Name:	Walnut Creek, CA 94596
	Title:	Attn:

ARC ACQUISITION CORPORATION

By	/s/ JONATHAN MATHER	1981 N. Broadway, Suite 385

	Name:	Walnut Creek, CA 94596
	Title:	Attn:

BLUE PRINT SERVICE COMPANY, INC.

By	/s/ JONATHAN MATHER	1981 N. Broadway, Suite 385

	Name:	Walnut Creek, CA 94596
	Title:	Attn:

BPI REPRO, LLC

By	/s/ JONATHAN MATHER	1981 N. Broadway, Suite 385

	Name:	Walnut Creek, CA 94596
	Title:	Attn:

DUNN BLUE PRINT COMPANY, INC.

By	/s/ JONATHAN MATHER	1981 N. Broadway, Suite 385

	Name:	Walnut Creek, CA 94596
	Title:	Attn:

ERS DIGITAL, INC.

By	/s/ JONATHAN MATHER	1981 N. Broadway, Suite 385

	Name:	Walnut Creek, CA 94596
	Title:	Attn:

LEET-MELBROOK, INC.

By	/s/ JONATHAN MATHER	1981 N. Broadway, Suite 385

	Name:	Walnut Creek, CA 94596
	Title:	Attn:

LICENSING SERVICES INTERNATIONAL, LLC

By	/s/ JONATHAN MATHER	1981 N. Broadway, Suite 385

	Name:	Walnut Creek, CA 94596
	Title:	Attn:

MBC PRECISION IMAGING, INC.

By	/s/ JONATHAN MATHER	1981 N. Broadway, Suite 385

	Name:	Walnut Creek, CA 94596
	Title:	Attn:

MCKEE ENTERPRISES, INC.

By	/s/ JONATHAN MATHER	1981 N. Broadway, Suite 385

	Name:	Walnut Creek, CA 94596
	Title:	Attn:

MIRROR PLUS TECHNOLOGIES, INC.

By	/s/ JONATHAN MATHER	1981 N. Broadway, Suite 385

	Name:	Walnut Creek, CA 94596
	Title:	Attn:

OLYMPIC REPROGRAPHICS, LLC

By	/s/ JONATHAN MATHER	1981 N. Broadway, Suite 385

	Name:	Walnut Creek, CA 94596
	Title:	Attn:

PENINSULA BLUEPRINT, INC.

By	/s/ JONATHAN MATHER	1981 N. Broadway, Suite 385

	Name:	Walnut Creek, CA 94596
	Title:	Attn:

PLANWELL, LLC

By	/s/ JONATHAN MATHER	1981 N. Broadway, Suite 385

	Name:	Walnut Creek, CA 94596
	Title:	Attn:

REPROGRAPHICS FORT WORTH, INC.

By	/s/ JONATHAN MATHER	1981 N. Broadway, Suite 385

	Name:	Walnut Creek, CA 94596
	Title:	Attn:

REPROGRAPHICS NORTHWEST, LLC

By	/s/ JONATHAN MATHER	1981 N. Broadway, Suite 385

	Name:	Walnut Creek, CA 94596
	Title:	Attn:

RIDGWAY’S, LLC

By	/s/ JONATHAN MATHER	1981 N. Broadway, Suite 385

	Name:	Walnut Creek, CA 94596
	Title:	Attn:

SUBHUB, INC.

By	/s/ JONATHAN MATHER	1981 N. Broadway, Suite 385

	Name:	Walnut Creek, CA 94596
	Title:	Attn:

THE PEIR GROUP, LLC

By	/s/ JONATHAN MATHER	1981 N. Broadway, Suite 385

	Name:	Walnut Creek, CA 94596
	Title:	Attn:

THE PEIR GROUP INTERNATIONAL, LLC

By	/s/ JONATHAN MATHER	1981 N. Broadway, Suite 385

	Name:	Walnut Creek, CA 94596
	Title:	Attn:

BANK:			ADDRESS:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By	/s/ MEHDI T. EMRANI		Wells Fargo Bank, National Association

	Name:	Mehdi T. Emrani	1000 Lakes Drive, Suite 250
	Title:	Assistant Vice President	West Covina, CA 91790 Attn: Mehdi Emrani, Relationship Manager

SCHEDULE 1
DEFINED TERMS
As used in this Agreement and unless otherwise expressly indicated, or unless the context clearly requires otherwise, the following terms shall have the following meanings:
“AAA” means the American Arbitration Association.
“Agreement” means this Credit Agreement, as amended, modified and/or supplemented from time to time.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Applicable Rate” means (i) from the Closing Date to the date on which Bank receives a Compliance Certificate pursuant to Section 5.3(c) for the fiscal quarter ending December 31, 2010, the applicable percentage per annum set forth below corresponding to Pricing Level 1, and (ii) thereafter, the applicable percentage per annum set forth below determined by reference to the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by Bank pursuant to Section 5.3(c):

PRICING	CONSOLIDATED	INTEREST	STANDBY	UNUSED
LEVEL	LEVERAGE RATIO	RATE	L/C FEE	FEE
1	> 3.00x	LIBOR + 2.00%	2.00% p.a.	0.20%
2	2.00x – 2.99x	LIBOR + 1.75%	1.75% p.a.	0.15%
3	< 2.00x	LIBOR + 1.50%	1.50% p.a.	0.10%
LIBOR shall be determined as provided in Section 2.2(a). Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.3(c); provided, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 1 shall apply, in each case as of the third Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is delivered. Notwithstanding the foregoing and for the avoidance of doubt, if, for any period and for any reason, the actual Consolidated Leverage Ratio is higher than that reported in the related Compliance Certificate delivered for such period, then Borrower shall immediately, without the requirement of notice or demand from any Person, pay to Bank an amount equal to the excess of: (A) the amount of interest or fees that would have accrued had the Applicable Rates for such period been based upon the actual Consolidated Leverage Ratio for such period rather than the Consolidated Leverage Ratio reported in the Compliance Certificate delivered for such period; over (B) the amount of interest or fees that was actually paid by Borrower based upon the Consolidated Leverage Ratio reported in the Compliance Certificate delivered for such period.

“Asset Sale” means any direct or indirect Disposition (whether in one transaction or a series of related transactions) by Borrower or any Subsidiary thereof to any Person other than Borrower or any wholly owned Subsidiary Guarantor of: (a) any Equity Interests of any Subsidiary of Borrower; or (b) any other property of Borrower or any Subsidiary thereof other than: (i) any Disposition by Borrower or any Subsidiary thereof of Investments of the type described in Section 6.7(a); (ii) any Disposition of inventory in the ordinary course of business; (iii) any Disposition of used, obsolete or surplus property Disposed of in the ordinary course of business (unless such Disposition is prohibited by Section 6.5). For the avoidance of doubt, an Asset Sale does not include any issuance by Borrower of common Equity Interests.
“Attributable Debt” means, on any date of determination: (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP; and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
“Bank” has the meaning set forth in the introductory paragraph to this Agreement.
“Bankruptcy Code” means the federal Bankruptcy Reform Act of 1978 (11 U.S.C. Sections 101 et seq.).
“Bankruptcy Laws” means, collectively: (a) the Bankruptcy Code; and (b) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Borrower” has the meaning set forth in the introductory paragraph to this Agreement.
“Business Day” means any day except a Saturday or Sunday or any other day on which commercial banks in California are authorized or required by law to close.
“Cash Collateral Account” has the meaning set forth in Section 2.1(d).
“Cash Equivalents” means, as to any Person: (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (but only so long as the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition; (b) securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than ninety days from the date of acquisition and having one of the two highest ratings from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc.; (c) domestic and Eurodollar certificates of deposit, time or demand deposits or bankers’ acceptances maturing within six months after the date of acquisition issued or guaranteed by or placed with, and money market deposit accounts issued or offered by: (i) Bank; and (ii) any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia having combined capital and surplus of not less than $250,000,000; (d) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clause (a) and (b) of this definition entered into with any bank meeting the qualifications specified in clause (c) of this definition; (e) commercial paper issued by the parent corporation of Bank or any commercial bank (provided that the parent corporation and the bank are both incorporated in the United States) having capital and surplus in excess of $250,000,000 and commercial paper issued by any Person incorporated in the United States, which commercial paper is rated at least A 1 or the equivalent thereof by Standard & Poor’s Corporation or at least P 1 or the equivalent thereof by Moody’s Investors Service, Inc., and in each case maturing not more than ninety days after the date of acquisition by such Person; and (f) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (a) through (e) of this definition.

“Change of Control” means, (a) at any time (i) any “person” or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, (A) shall have acquired “beneficial ownership” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), of 25% or more on a fully diluted basis of the voting or economic interest in the Equity Interests of the Borrower, or (B) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of the Borrower; or (ii) occupation of a majority of the seats (other than vacant seats) on the board of directors of Borrower by Persons who were neither (x) nominated by the board of directors of Borrower nor (y) appointed by directors so nominated; or (b) the occurrence of any event or the existence of any circumstance that constitutes “fundamental change” or “change of control” (or any similar term) under the documents governing any Debt.
“Closing Date” means December 1, 2010.
“Collateral” means, with respect to Borrower or any Subsidiary Guarantor, all property and interests in property of such Person as described below or as described in any Security Document:
(a) all accounts, deposit accounts, contract rights, chattel paper, (whether electronic or tangible) instruments, promissory notes, documents, general intangibles, payment intangibles, software, letter of credit rights, health-care insurance receivables and other rights to payment of every kind now existing or at any time hereafter arising;
(b) all inventory, goods held for sale or lease or to be furnished under contracts for service, or goods so leased or furnished, raw materials, component parts, work in process and other materials used or consumed in Debtor’s business, now or at any time hereafter owned or acquired by Debtor, wherever located, and all products thereof, whether in the possession of Debtor, any warehousemen, any bailee or any other person, or in process of delivery, and whether located at Debtor’s places of business or elsewhere;
(c) all warehouse receipts, bills of sale, bills of lading and other documents of every kind (whether or not negotiable) in which Debtor now has or at any time hereafter acquires any interest, and all additions and accessions thereto, whether in the possession or custody of Debtor, any bailee or any other person for any purpose;
(d) all money and property heretofore, now or hereafter delivered to or deposited with Secured Party or otherwise coming into the possession, custody or control of Secured Party (or any agent or bailee of Secured Party) in any manner or for any purpose whatsoever during the existence of this Agreement and whether held in a general or special account or deposit for safekeeping or otherwise;

(e) all right, title and interest of Debtor under licenses, guaranties, warranties, management agreements, marketing or sales agreements, escrow contracts, indemnity agreements, insurance policies, service or maintenance agreements, supporting obligations and other similar contracts of every kind in which Debtor now has or at any time hereafter shall have an interest;
(f) all goods, tools, machinery, furnishings, furniture and other equipment and fixtures of every kind now existing or hereafter acquired, and all improvements, replacements, accessions and additions thereto and embedded software included therein, whether located on any property owned or leased by Debtor or elsewhere, including any of the foregoing now or at any time hereafter located at or installed on the land or in the improvements at any of the real property owned or leased by Debtor, and all such goods after they have been severed and removed from any of said real property;
(g) all motor vehicles, trailers, mobile homes, manufactured homes, boats, other rolling stock and related equipment of every kind now existing or hereafter acquired and all additions and accessories thereto, whether located on any property owned or leased by Debtor or elsewhere;
(h) all of the following (collectively, “Intellectual Property Collateral”):
(i) all patents and patent applications and all patent rights with respect thereto throughout the world, including without limitation all license royalties, foreign filing rights, and rights to extend such patents and patent rights, and all rights in all patentable inventions, and to file applications for patent under federal patent law or under the laws or regulations of any foreign country (collectively, the “Patents”);
(ii) all copyrights (whether or not registered with the United States Copyright Office), and all applications for copyright registration (including applications for copyright registrations of derivative works and compilations), all license royalties, foreign filing rights, and extension rights (collectively, the “Copyrights”);
(iii) all trademarks and rights and interests which are capable of being protected as trademarks (including without limitation trademarks, service marks, designs, logos, indicia, tradenames, corporate names, company names, business names, fictitious business names, trade styles, and other source or business identifiers, and the goodwill related thereto and represented thereby, and applications pertaining thereto, and all rights to register trademark claims under any state or federal trademark law or regulation of any foreign country, and to apply for, renew, and extend trademark registrations and trademark rights (collectively, “Trademarks” );
(iv) all computer programs, software, source codes, object codes, data bases, processes and trade secrets and all other intellectual property in which Debtor now has or hereafter creates or acquires any interest; and
(v) all applications for any of the foregoing and all licenses with respect to any of the foregoing;
(i) all commercial tort claims in existence on the date of this Agreement or at any time hereafter arising and identified by the Debtor to Secured Party; and

(j) all Real Property Assets other than Owned Real Property and Material Leased Real Estate listed on Schedule 3.19 as of the Closing Date and any other Real Property Asset that is not required to be subject to a Lien in favor of Bank pursuant to Section 2.4(b);
together with whatever is receivable or received when any of the foregoing or the proceeds thereof are sold, leased, collected, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary, including all rights to payment, including returned premiums, with respect to any insurance relating to any of the foregoing, any infringement claims or causes of action and all rights to payment with respect to any claim or cause of action affecting or relating to any of the foregoing.
“Commercial Letter of Credit” means a commercial letter of credit issued by Bank hereunder for the account of Borrower.
“Compliance Certificate” means a certificate substantially in the form of Exhibit B hereto.
“Consolidated Adjusted EBITDA” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the sum for such period of (without duplication): (a) Consolidated Net Income; and to the extent already deducted in arriving at Consolidated Net Income: (b) Consolidated Interest Expense, (c) provisions for taxes based on income, (d) total depreciation expense, (e) total amortization expense, and (f) other non cash items reducing Consolidated Net Income (excluding any such non cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that were paid in a prior period), minus (ii) other non cash items increasing Consolidated Net Income for such period (excluding any such non cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period).
“Consolidated Adjusted EBITDAR” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the sum for such period of (a) Consolidated Adjusted EBITDA plus (b) Consolidated Rental Payments.
“Consolidated Funded Debt” means, as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis, the sum of (without duplication): (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments; plus (b) all purchase money Debt; plus (c) all direct obligations arising under letters of credit (whether standby or commercial and whether or not issued hereunder), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; plus (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business); plus (e) all Attributable Debt; plus (f) all Guarantees with respect to outstanding Debt of the types specified in clauses (a) through (e) of this definition of Persons other than Borrower or any Subsidiary thereof; plus (g) all Debt of the types referred to in clauses (a) through (f) of this definition of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which Borrower or a Subsidiary is a general partner or joint venturer, unless such Debt is expressly made non-recourse to Borrower or such Subsidiary; provided that Consolidated Funded Debt shall not include (without duplication): (i) Debt in respect of Swap Contracts; or (ii) obligations to the extent that such obligations are indirect, contingent obligations (other than contingent obligations with respect to the undrawn face amount of letters of credit (including standby and commercial letters of credit)).

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of: (a) Consolidated Adjusted EBITDAR for the period consisting of the four consecutive fiscal quarters ending on such date, to (b) the sum of (i) to the extent paid in cash during such period, of Consolidated Interest Expense (excluding any termination payments made under any interest rate Swap Contracts to the extent included in Consolidated Interest Expense determined in accordance with GAAP) plus (ii) Consolidated Rental Payments.
“Consolidated Interest Expense” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the sum for such period of (without duplication): (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets; plus (b) all payments made under interest rate Swap Contracts to the extent not included in clause (a) of this definition; minus (c) all payments received under interest rate Swap Contracts; plus (d) the portion of rent expense under capital leases that is treated as interest in accordance with GAAP.
“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of: (a) Consolidated Funded Debt on such date; to (b) Consolidated Adjusted EBITDA for the period consisting of the four consecutive fiscal quarters ending on such date.
“Consolidated Net Income” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, net income (or loss) for such period, but excluding (without duplication): (a) any income of any Person if such Person is not a Subsidiary, except that Borrower’s direct or indirect equity in the net income of any such Person for such period shall be included in such computation of net income (or loss) up to the aggregate amount of cash actually distributed by such Person during such period to Borrower or a Subsidiary as a dividend or other distribution; and (b) net income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is prohibited by operation of the terms of its Organizational Documents or any document or Laws applicable to such Subsidiary or by which Subsidiary is bound.
“Consolidated Rental Payments” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the total rent expense (including under any agreement to rent or lease any real or personal property, but exclusive of obligations under capital leases).
“Consolidated Senior Secured Debt” means, as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis, the sum of (without duplication) the aggregate amount of all Debt, including all Obligations and all Attributable Debt, that is secured by a Lien on any assets or properties of Borrower or any of its Subsidiaries.
“Consolidated Senior Secured Debt Leverage Ratio” means, as of any date of determination, the ratio of: (a) Consolidated Senior Secured Debt on such date; to (b) Consolidated Adjusted EBITDA for the period consisting of the four consecutive fiscal quarters ending on such date.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, the power to vote 5.00% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Daily One Month LIBOR” means for any day, the rate of interest equal to LIBOR then in effect for delivery for a one (1) month period.
“Debt” means, as to any Person as of any date of determination, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial letters of credit), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) the Swap Termination Value under all Swap Contracts to which such Person is a party; (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business not past due for more than sixty days after the date on which such trade account payable was created); (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) the amount of Attributable Debt in respect of all capital lease obligations and Synthetic Lease Obligations of such Person; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Equity Interest, valued, in the case of a Disqualified Equity Interest that is a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (h) all Guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person.
“Default” means a condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default.
“Default Rate” means the rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to four percent (4%) above the rate of interest from time to time applicable to Line of Credit Advances.
“Disposition” means the sale, assignment transfer, conveyance, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer, conveyance or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. The term “Dispose” has a meaning correlative thereto.
“Domestic Subsidiary” means any Subsidiary of Borrower that is organized under the Laws of the United States of America, any State or Territory thereof or the District of Columbia.

“Earn-Out Obligation” means any unsecured contingent liability of Borrower or ARC Acquisition Corporation owed to any seller in connection with any Permitted Acquisition that (a) constitutes a portion of the purchase price for such Permitted Acquisition but is not an amount certain on the date of incurrence thereof and is not subject to any right of acceleration by such seller, (b) is only payable upon the achievement of performance standards by the Person or other property acquired in such Permitted Acquisition and in an amount based upon such achievement; provided that the maximum aggregate amount of such liability shall be fixed at a specified amount on the date of such Permitted Acquisition, and (c) is expressly subordinate and made junior to the payment and performance in full of all the Obligations in accordance with a subordination agreement substantially in the form of Exhibit D or an agreement containing substantially similar terms; provided, that up to $20,000,000 outstanding at any time of such unsecured contingent liabilities of Borrower shall not be required to be subordinate pursuant to the above clause (c).
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Event of Default” has the meaning set forth in Section 7.1.
“Existing Guaranteed Obligations” has the meaning set forth in Section 8.10.
“Fixed Rate Term” means a period commencing on a Business Day and continuing for one (1), three (3) or six (6) months, as designated by Borrower, during which all or a portion of the outstanding principal balance of the Obligations bears interest determined in relation to LIBOR; provided, that no Fixed Rate Term in respect of any Line of may be selected for a principal amount less than One Hundred Thousand Dollars ($100,000.00); and provided further, that no Fixed Rate Term shall extend beyond the Maturity Date. If any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.
“Foreign Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form between or among any of Borrower or any Subsidiary of Borrower and any Person that is organized under the Laws of any jurisdiction other than the United States of America, any State or Territory thereof or the District of Columbia; provided that no corporate or limited liability company Foreign Subsidiary wholly owned (directly or indirectly) by Borrower shall be considered to be a Foreign Joint Venture to which Borrower or any Subsidiary of Borrower is a party.
“Foreign Subsidiary” means any Subsidiary of Borrower other than a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles or standards as may be approved by a significant segment of the accounting profession in the United States, that are in effect and applicable to the circumstances and/or Persons to which such generally accepted accounting principles relate as of the date of determination, consistently applied and used consistently with the prior practices of such Persons (which Persons include Borrower each Subsidiary Guarantor for all purposes of this Agreement). Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP applied in a manner consistent with that used in preparing the audited financial statements of Borrower and its Subsidiaries delivered most recently prior to the Closing Date, except as otherwise specifically prescribed herein. If at any time any change in GAAP would affect the computation of any financial ratio, financial covenant or other requirement set forth in any Loan Document, and Borrower and Bank shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended: (i) such financial ratio, financial covenant or other requirement shall continue to be computed in accordance with GAAP prior to such change therein; and (ii) Borrower shall provide to the Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such financial ratio, financial covenant or other requirement made before and after giving effect to such change in GAAP.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
“Guarantee” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation; (b) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation; (c) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation; or (d) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guaranteed Obligations” has the meaning set forth in Section 8.1.
“Indemnified Party” has the meaning set forth in Section 9.3(b).

“Interest Payment Date” means the last Business Day of each calendar month or, if earlier, the last day of any Fixed Rate Term and the Maturity Date.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person in another Person, whether by means of: (a) the purchase or other acquisition of Equity Interests of another Person; (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or limited liability company interest in such other Person and any arrangement pursuant to which the investor Guarantees Debt of such other Person; or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“Joinder Agreement” means an agreement entered into by a Subsidiary of Borrower following the date hereof to join in the guaranty set forth in Article VIII, in substantially the form of Exhibit C hereto or any other form approved by Bank.
“L/C Expiration Date” has the meaning set forth in Section 2.1(c).
“L/C Outstanding Amount” has the meaning set forth in Section 7.2.
“Letter of Credit” has the meaning set forth in Section 2.1(b).
“LIBOR” means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:

LIBOR =	Base LIBOR

100% – LIBOR Reserve Percentage
(i) “Base LIBOR” means the rate per annum for United States dollar deposits quoted by Bank (A) for the purpose of calculating effective rates of interest for loans making reference to LIBOR, as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies, or (B) for the purpose of calculating effective rates of interest for loans making reference to the Daily One Month LIBOR Rate, as the Inter-Bank Market Offered Rate in effect from time to time for delivery of funds for one (1) month in amounts approximately equal to the principal amount of such loans. Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.
(ii) “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable term of this Agreement.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any easement, right of way or other encumbrance on title to real property).
“Line of Credit” has the meaning set forth in Section 2.1(a).
“Line of Credit Note” has the meaning set forth in Section 2.1(a).
“Loan” has the meaning set forth in Section 2.1(c).
“Loan Documents” means this Agreement, each Letter of Credit agreement, the Line of Credit Note, any Letter of Credit, each Security Document, and each contract, instrument and other document required under this Agreement or at any time hereafter delivered to Bank in connection herewith or therewith.
“Material Adverse Effect” means any of the following: (a) a material adverse change in, or material adverse effect upon, the business, condition (financial or otherwise), operations, performance, properties or prospects of either: (i) Borrower; or (ii) Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of either Borrower or Borrower and the Subsidiary Guarantors, taken as a whole, to perform their respective obligations under the Loan Documents; or (c) a material adverse effect upon: (i) the legality, validity, binding effect or enforceability of any Loan Document to which Borrower or any Subsidiary Guarantor is a party; or (ii) the rights and remedies of Bank under or in respect of any Loan Document.
“Material Leased Real Estate” means all real property in which Borrower or any Subsidiary has a leasehold interest with a rental term (including any optional renewal) expiring on or after December 31, 2013, other than leases or rentals of nonmanufacturing replaceable office space at a rental rate at or above current market rates.
“Maturity Date” means December 1, 2015.
“Note Offering” has the meaning set forth in Section 4.1(e).
“Obligations” means all advances, debts, liabilities, obligations, covenants and duties of any Loan Party to Bank under or in respect of any Loan Document or otherwise, whether with respect to any Loan or any Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Bankruptcy Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“Organizational Documents” means: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction) of such Person; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement of such Person; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization of such Person and any agreement, instrument, filing or notice with respect thereto filed in connection with such Person’s formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such Person.

“Owned Real Estate” means any real property in which Borrower or any Subsidiary holds title or the beneficial interest in fee simple.
“Plan” means an employee pension benefit plan (as defined in ERISA).
“Permitted Acquisition” means any acquisition by Borrower or any of its wholly owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person; provided that,
(a) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;
(b) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;
(c) in the case of the acquisition of Equity Interests, all of the Equity Interests (except for any such securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired, or otherwise issued by such Person or any newly formed Subsidiary of Borrower, in connection with such acquisition shall be owned 100% by Borrower or another Loan Party, and Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Borrower each of the actions set forth in Section 5.11;
(d) if the consideration to be delivered in connection with the proposed acquisition includes any deferred consideration payable to any seller, such as payment under a seller note, Earn-Out Obligations, or extraordinary payments under consulting, employment or lease agreements with such seller or its Affiliates, such deferred consideration shall in all cases be expressly subordinated to payment of the Obligations pursuant to a Seller Subordinated Note or a subordination agreement substantially in the form of Exhibit D (or an agreement containing substantially similar terms);
(e) Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 5.9 on a pro forma basis after giving effect to such acquisition as of the last day of the fiscal quarter most recently ended;
(f) Borrower shall have delivered to Bank at least five (5) Business Days prior to such proposed acquisition: (x) a Compliance Certificate evidencing compliance with Section 5.9 as required under clause (e) above, together with all relevant financial information with respect to such acquired assets, including the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 5.9; provided, that Borrower shall not be required to deliver a Compliance Certificate with respect to any proposed acquisition if, since the date of the most recently delivered Compliance Certificate, all the aggregate consideration for all Permitted Acquisitions plus the proposed acquisition is less than $10,000,000; (y) copies of the definitive documentation relating to such proposed acquisition, unless the aggregate consideration to be delivered in connection with the proposed acquisition is less than $10,000,000;

(g) any Person or assets or division as acquired in accordance herewith (i) shall be in the same or a similar or related business or lines of business in which Borrower and/or its Subsidiaries are permitted to be engaged pursuant to Section 6.5 and (ii) if the aggregate consideration to be paid in connection with the proposed acquisition is greater than or equal to $10,000,000, shall have generated positive Consolidated Adjusted EBITDA (after allowing for pro forma adjustments permitted hereunder) for the most recently completed four-fiscal quarter period prior to the date of such acquisition;
(h) in the case of a purchase or other acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such purchase or other acquisition; and
(i) no Loan Party or any Subsidiary of a Loan Party shall, in connection with any such transaction, assume or remain liable with respect to any Debt or other liability (including any material tax or ERISA liability) of the related seller or the business, Person or properties acquired, unless (i) with respect to any Debt, such Debt is permitted to exist under Section 6.4 and (ii) with respect to obligations not constituting Debt, such obligations are incurred in the ordinary course of business and are necessary or desirable to the continued operation of the underlying properties; and any other such liabilities or obligations not permitted to be assumed or otherwise supported by any Loan Party hereunder shall be paid in full or released as to the business, Persons or properties being so acquired on or before the consummation of such acquisition.
“Permitted Lien” has the meaning set forth in Section 6.9.
“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.
“Real Property Assets” means all Owned Real Estate and all Material Leased Real Estate.
“Responsible Officer” means: (a) with respect to Borrower in connection with any Request for Credit Extension, any Compliance Certificate or any other certificate or notice pertaining to any financial information required to be delivery by Borrower hereunder, the chief financial officer, treasurer or controller of Borrower; and (b) otherwise, with respect to Borrower or any other Loan Party, the chief executive officer, president, chief financial officer, treasurer or controller of such Person.
“Restricted Payment” means, as to any Person: (a) any dividend or other distribution by such Person (whether in cash, securities or other property) with respect to any Equity Interests of such Person; (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest; (c) any payment of principal or interest or any purchase, redemption, retirement, acquisition or defeasance with respect to any Debt of such Person arising under the Senior Unsecured Notes or which is otherwise subordinated to the payment of the Obligations; (d) the acquisition for value by such Person of any Equity Interests issued by such Person or any other Person that Controls such Person; and (e) any other transaction that has a similar effect as clauses (a) through (d) of this definition.

“Restricted Payments Permitted Amount” means an aggregate cumulative amount equal to $25,000,000.
“Rules” has the meaning set forth in Section 9.11(b).
“Security Agreements” means (a) the Security Agreements, dated as of the Closing Date, executed by Borrower and by each Subsidiary Guarantor, respectively, in favor of Bank; and (b) any similar document executed thereafter pursuant to the terms hereof or otherwise in connection herewith after the Closing Date.
“Security Documents” means, collectively: (a) the Security Agreements; (b) each deposit account control agreement or securities account control agreement, each in form and substance satisfactory to the Bank, entered into in connection with this Agreement or the Security Agreements; (c) each intellectual property assignment or security agreement, each in form and substance satisfactory to Bank, entered into in connection with this Agreement or the Security Agreements; and (d) any document similar to the documents referred to in clauses (a) through (c) of this definition executed on or after the Closing Date pursuant to the terms hereof or the Security Agreements or otherwise in connection with the transactions contemplated hereby.
“Seller Subordinated Notes” means, collectively, the unsecured promissory notes issued by any Loan Party to any seller in connection with a Permitted Acquisition which are expressly subordinated and made junior to the payment and performance in full of all the Obligations in accordance with a subordination agreement substantially in the form of Exhibit D.
“Senior Unsecured Notes” means the promissory notes issued pursuant to the Note Offering.
“Standby Letter of Credit” means a standby letter of credit issued by Bank hereunder for the account of Borrower.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.
“Subsidiary Guarantor” has the meaning set forth in Section 8.1.
“Subsidiary Guarantor Subordinated Debt” has the meaning set forth in Section 8.9.
“Subsidiary Guarantor Subordinated Debt Payments” has the meaning set forth in Section 8.9.

“Swap Contract” means: (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement including any such obligations or liabilities under any such master agreement (in each case, together with any related schedules).
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts: (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and (b) for any date prior to the date referenced in clause (a) of this definition, the amount(s) determined as the mark to market value(s) for such Swap Contracts, as determined based upon one or more mid market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include Bank or any Affiliate of Bank).
“Synthetic Lease Obligation” means the monetary obligation of a Person under either: (a) a so-called synthetic, off-balance sheet or tax retention lease; or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Third Party Obligor” means, each Subsidiary Guarantor and any general partner or joint venturer in Borrower or any Subsidiary Guarantor if a partnership or joint venture.
“United States” and “U.S.” mean the United States of America.
“Unused Covenant Allocation Amount” means, as of any date of determination, an amount equal to $50,000,000 minus the sum of (a) the excess over $25,000,000 of Debt of any Foreign Subsidiary permitted pursuant to Section 6.4(c), plus (b) the excess over $30,000,000 of unsecured Debt permitted pursuant to Section 6.4(g).
“USA PATRIOT Act” has the meaning set forth in Section 3.18(a).